DISCUSSION DRAFT 1/2/96

     EXHIBIT 11.

                               DMI FURNITURE, INC.

                    CALCULATIONS OF EARNINGS (LOSS) PER SHARE

                                                   THREE MONTHS ENDED
                                             ----------------------------
                                                 Dec. 2,         Nov. 26,
                                                    1995             1994
                                                --------         --------
     Net income (Note 7)                       ($184,000)        $538,000
                                               ----------        --------
                                               ----------        --------
     Average shares of common stock
      and common equivalents
      outstanding:

      Average common shares
       outstanding                             2,977,137        2,976,426

      Common stock equivalents--
       dilutive options and convertible
       preferred stock                                 0        2,791,083
                                               ----------        --------

     Average shares of common
       stock and common stock
       equivalents outstanding                 2,977,137        5,767,509
                                               ----------        --------
                                               ----------        --------

     Earnings (loss) per common share
      (Notes 3 and 7)                              $(.06)            $.09
                                                   -----            -----
                                                   -----            -----

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